Contact:   Richard H. Irving, III
                                                         Sr. Vice President-
                                                         General Counsel
                                                         334-244-4340
                                              Release:   Immediately




BLOUNT INTERNATIONAL SIGNS DEFINITIVE AGREEMENT TO SELL ITS SPORTING EQUIPMENT GROUP TO ALLIANT TECHSYSTEMS

MONTGOMERY, AL, November 13, 2001- Blount International, Inc. [NYSE: BLT] ("Blount"), a diversified manufacturer of outdoor products, industrial equipment and sporting goods, announced the signing on November 6, 2001 of a definitive agreement to sell Blount's Sporting Equipment Group ("SEG") to Alliant Techsystems, Inc. ("ATK") for approximately $250 million of ATK common stock. The stock will be accompanied by registration rights on behalf of Blount. The closing is contingent on, among other things, customary governmental approvals and is expected to occur by the end of the year. Blount's Sporting Equipment Group, which has served its markets for more than 75 years, is a market leader in sporting and law enforcement ammunition and related accessories with renowned brand names such as Federal(R), Speer(R), Outers(R), CCI(R), Simmons(R), and Weaver(R).

Blount President and Chief Executive Officer, Harold Layman, said, "We are pleased to have signed a definitive agreement for the sale of Blount's SEG business to ATK. Upon completion of the sale, Blount will have concluded another step in our strategic plan to reduce our debt and focus our resources on our Outdoor Products Group and Industrial and Power Equipment Group, which are leaders in their marketplace. While the sale of SEG was not an easy decision for Blount, especially because of its historic market leadership and profitability, we believe that it is the correct course for Blount, and we firmly believe that ATK's strength in the munitions business, the significant opportunities available in the combination of SEG with ATK, and ATK's strategic position in this business is going to create a profitable, well-managed home that will serve SEG's customers and employees very well."

Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products; Sporting Equipment; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company's "expectations," "beliefs" and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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